Exhibit 99.1

Contact:	Gary Thompson – Media	Jennifer Chen – Investors
	Caesars Entertainment Corporation	Caesars Entertainment Corporation
	(702) 407-6529	(702) 407-6407

Caesars Entertainment Announces Completion of Tender Offers for

Caesars Entertainment Operating Company, Inc.’s Debt Securities

LAS VEGAS – July 29, 2014 – Caesars Entertainment Corporation (“Caesars”) (NASDAQ: CZR) announced today the completion of its subsidiary’s, Caesars Entertainment Operating Company, Inc. (the “Issuer” or “CEOC”), previously announced cash tender offers to purchase any and all of the outstanding $791,767,000 aggregate principal amount of CEOC’s 5.625% Senior Notes due 2015 (the “5.625% Notes”) and any and all of the outstanding $214,800,000 aggregate principal amount of CEOC’s 10.00% Second-Priority Senior Secured Notes due 2015 (the “10.00% Notes” and, together with the 5.625% Notes, the “Notes”). The tender offers expired at 5:00 p.m., New York City time, on July 25, 2014 (the “Expiration Time”).

The Issuer received tenders from the holders of $44,345,000 aggregate principal amount of the 5.625% Notes and $103,016,000 aggregate principal amount of the 10.00% Notes by the Expiration Time. The Issuer has accepted for purchase all of the Notes validly tendered (and not validly withdrawn). The Issuer has paid total consideration of $1,048.75 per $1,000 principal amount of the 5.625% Notes and total consideration of $1,022.50 per $1,000 principal amount of the 10.00% Notes, plus any accrued and unpaid interest from the last interest payment date to, but not including, the payment date.

In addition, pursuant to the previously announced note purchase agreements with a significant third-party holder and a subsidiary of Caesars Growth Partners, LLC (the “CGP Holder” and, together with the third party holder, the “Selling Holders”), CEOC purchased (the “Note Purchases”) from the Selling Holders approximately $740.5 million in aggregate principal amount of the 5.625% Notes for a purchase price of $1,048.75 per $1,000 principal amount and approximately $106.6 million in aggregate principal amount (including 10.00% Notes purchased through a mandatory redemption) of the 10.00% Notes for a purchase price of $1,022.50 per $1,000 principal amount, in each case, plus accrued and unpaid interest to, but not including, the closing date.

As a result of the tender offers and the Note Purchases, the Issuer has retired approximately 99.1% of the outstanding amount of the 5.625% Notes and approximately 98.0% of the outstanding amount of the 10.00% Notes.

The Issuer engaged Citigroup Global Markets Inc. to act as Dealer Manager in connection with the tender offers for the Notes.

About Caesars

Caesars is the world’s most geographically diversified casino-entertainment company. Since its beginning in Reno, Nevada, more than 75 years ago, Caesars has grown through development of new resorts, expansions and acquisitions, and now operates casinos on three continents. The company’s resorts operate primarily under the Caesars®, Harrah’s® and Horseshoe® brand names. Caesars is focused on building loyalty and value with its guests through a unique combination of great service, excellent products, unsurpassed distribution, operational excellence and technology leadership. Caesars is committed to environmental sustainability and energy conservation and recognizes the importance of being a responsible steward of the environment.